Exhibit 15.1

August 11, 2005

West Marine, Inc

500 Westridge Drive

Watsonville, California 95076

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of West Marine, Inc. and subsidiaries for the 13-week and 26-week periods ended July 2, 2005 and July 3, 2004, as indicated in our report dated August 11, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your quarterly report on Form 10-Q for the quarter ended July 2, 2005, is incorporated by reference in Registration Statements No. 333-04712, No. 333-03728, No. 33-89322, No. 333-02903, No. 333-71147, No. 333-38882, No. 333-102108 and No. 333-102109 all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ DELOITTE & TOUCHE LLP

San Francisco, California